Exhibit (a)(1)(G)
DIRECTION FORM
EXPEDIA, INC. TENDER OFFER
BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE
ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 4:00 P.M., NEW YORK CITY TIME ON FRIDAY, JANUARY 5, 2007, UNLESS THE TENDER OFFER IS EXTENDED, THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity Management Trust Company (“Fidelity”) makes no recommendation to any participant in the Expedia Retirement Savings Plan (the “Plan”) as to whether to tender or not, or at which prices. Your direction to Fidelity will be kept confidential.

This Direction Form, if properly signed, completed and received by Fidelity’s tender offer tabulator in a timely manner, will supersede any previous Direction Form.

Date

Please Print Name

Signature

As of December 6, 2006, the number of Shares attributable to your account in the Plan is shown to the right of your address.

In connection with the Offer to Purchase made by Expedia, Inc., dated December 11, 2006, I hereby instruct Fidelity to tender the shares attributable to my account under the Plan as of January 5, 2007, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX ONE OR TWO)

☐ 1.	Please refrain from tendering and continue to HOLD all Shares attributable to my individual account under the Plan.

☐ 2.	Please TENDER Shares attributable to my individual account under the Plan in the percentage indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of Shares to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed Fidelity NOT to tender the remaining percentage.)

% at $18.50	% at $19.50	% at $20.50	% at $21.50
% at $18.75	% at $19.75	% at $20.75	% at $21.75
% at $19.00	% at $20.00	% at $21.00	% at $22.00
% at $19.25	% at $20.25	% at $21.25	% at TBD**

**	By entering a percentage on the % line at TBD, the undersigned is willing to accept the Purchase Price resulting from the Dutch Auction, for the percentage of shares elected. This could result in receiving a price per share as low as $18.50 or as high as $22.00 per share.